Exhibit 24.6

Power of Attorney

granted by each of the Companies listed in Schedule 1

Date 2 February 2004

Contents

1.	Appointment	1
2.	Power and Authority	1
3.	Delegation	1
4.	Ratification	1
5.	Conflict of Interest	1
6.	Indemnity	2
7.	Revocability	2
8.	Attorney’s Personal Liability	2
9.	Registration	2
10.	Governing Law	2
Schedule 1:		3
Schedule 2:		4

1

This Deed is made on 2 February 2004 by each of the Companies listed in Schedule 1 (each, a Principal)

It is agreed

1.	Appointment

Each Principal appoints each person named in Schedule 2 and any person for the time being or from time to time holding the office of director of the Principal (each an Attorney) severally as the attorney of the Principal with the powers and authorities conferred by this Deed.

2.	Power and Authority

Each Attorney may, in the Principal’s name or in his or her own name and as the Principal’s act, do any of the following:

(a)	Make, sign, execute and deliver the document or documents described in Schedule 3 (each a Document) to which the Principal is a party and any document ancillary to any Document and execute any amendments (including by way of an amending agreement) post signing.

(b)	Supplement, make alterations to and complete any blanks in any Document (including, but not limited to, altering, or completing details of, the parties).

(c)	Do anything and sign, execute, seal and deliver any documents that, in the opinion of the Attorney, may be necessary, expedient or incidental to any transaction or dealing contemplated by any Document.

3.	Delegation

An Attorney may appoint one or more sub-attorneys to exercise all or any of the powers and authorities conferred by this Deed (other than the power of delegation conferred by this clause) and may replace a sub-attorney. All provisions of this Deed relating to Attorneys apply to a sub-attorney.

4.	Ratification

The Principal ratifies and agrees to ratify everything done or caused to be done by an Attorney under this Deed.

5.	Conflict of Interest

An Attorney may execute a Document or do anything (and that Document or thing will be valid) even if the Attorney is in any way:

(a)	interested in the Document or thing; or

(b)	connected with a person who is in any way interested in the Document or thing.

6.	Indemnity

The Principal shall indemnify each Attorney against each claim, action, proceeding, judgment, damage, loss, expense or liability incurred or suffered by or brought or made or recovered against the Attorney in connection with the exercise of any of the powers and authorities conferred by this Deed.

7.	Revocability

The powers and authorities conferred by this Deed on an Attorney may not be revoked or suspended except by written notice by the Principal to that Attorney. Any person or body corporate dealing with an Attorney in good faith may rely on a written statement by the Attorney to the effect that the Attorney has no notice of the revocation or suspension of his or her powers and authorities as conclusive evidence of that fact.

8.	Attorney’s Personal Liability

The exercise by an Attorney of the powers and authorities conferred by this Deed does not:

(a)	connote a warranty, express or implied, on the part of that Attorney or on the part of any body in which he or she is a partner or employed as to:

(i)	that Attorney’s authority to exercise the power; or

(ii)	the validity of this Deed; or

(b)	involve any assumption by that Attorney, or any body in which he or she is a partner or employed, of personal liability in connection with the exercise of the powers and authorities or the consequences of so doing.

9.	Registration

The Principal shall, if necessary, register this Deed wherever required to give effect to its terms. If the Principal fails to do so, the Attorney may register this Deed and claim reimbursement from the Principal of any costs reasonably incurred in doing so.

10.	Governing Law

This Deed shall be interpreted in accordance with, and is governed by the laws of New Zealand.

Execution

Executed by each Principal as a Deed poll.

Signed for and on behalf of each of
GF Finance (N.Z.)Limited,
Goodman Fielder Milling &
Baking New Zealand Limited, Goodman Fielder New Zealand
Limited, Meadow Lea Foods
Limited, NZ Margarine Holdings
Limited and Quality Bakers New
Zealand Limited by:

/s/ HELEN GOLDING Director	/s/ ALLEN HUGLI Director

HELEN GOLDING	ALLEN HUGLI

Print Name	Print Name

Schedule 1:      Principals

GF Finance (N.Z.) Limited
Goodman Fielder Milling & Baking New Zealand Limited
Goodman Fielder New Zealand Limited
Meadow Lea Foods Limited
NZ Margarine Holdings Limited
Quality Bakers New Zealand Limited

Schedule 2:       Attorneys

Name	Address

Thomas Degnan	Level 23, 56 Pitt Street, Sydney, New South Wales
Helen Golding	Level 23, 56 Pitt Street, Sydney, New South Wales
Allen Hugli	Level 23, 56 Pitt Street, Sydney, New South Wales
Greg Quirk	Level 23, 56 Pitt Street, Sydney, New South Wales
Philip West	Level 23, 56 Pitt Street, Sydney, New South Wales
George Petty	8 California Street, #600, San Francisco, CA 94111, United States of America
Herb Blum	240 Larkin Williams Industrial Court, Fenton, MO 63026, United States of America
Elizabeth Vuong	Level 23, 56 Pitt Street, Sydney, New South Wales
Justin Pelly	MLC Centre, Martin Place, Sydney, New South Wales
Melita Cottrell	MLC Centre, Martin Place, Sydney, New South Wales
Patrick Lowden	MLC Centre, Martin Place, Sydney, New South Wales
Tuyet Nguyen	MLC Centre, Martin Place, Sydney, New South Wales

Schedule 3:      Documents

1.	a guarantor accession deed granted by each Principal in favour of J.P. Morgan Australia Limited (J.P. Morgan);

2.	a general security deed between each Principal and J.P. Morgan;

3.	a deed of accession of new guarantor between Goodman Fielder New Zealand Limited and The New Zealand Guardian Trust Company Limited;

4.	a supplemental indenture relating to an indenture dated 21 June 2002 between each Principal, Burns Philp & Company Limited (Burns Philp), Burns Philp Capital Pty Limited (Burns Philp Capital), the Existing Subsidiary Guarantors (as defined therein) and The Bank of New York;

5.	a supplemental indenture relating to an indenture dated 20 February 2003 between each Principal, Burns Philp, Burns Philp Capital, Burns Philp Capital (U.S.) Inc (Burns Philp Capital US), the Existing Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association;

6.	a supplemental indenture relating to an indenture dated 16 June 2003 between each Principal, Burns Philp, Burns Philp Capital, Burns Philp Capital US, the Existing Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association; and

7.	any other document considered necessary, desirable, advisable or incidental in connection with, or contemplated by, the above documents.